Exhibit 10.3

CONFIDENTIAL

COMPANY OPTION NOTICE

[date]

[Option Holder’s Name]

[Option Holder’s Address]

Dear [Option Holder],

Semantix Tecnologia em Sistema de Informação S.A. (the “Company”) requests your consent to amend, alter or terminate (i) the outstanding stock options to purchase Class A Preferred Shares of the Company (the “Company Options) that have been granted previously to you pursuant to the Company’s Stock Option Plan (the “Plan”), and (ii) the Plan, subject to the following terms and conditions:

1.	Equitable Adjustments.

a. ln the event of any Change in Capitalization (as defined below), an equitable substitution or proportionate adjustment shall be made, in each case, as may be determined by the board of directors of the Company (the “Board”), in its sole discretion, in (i) the aggregate number of Class A Preferred Shares of the Company reserved for issuance under the Plan and (ii) the kind and number of securities (including securities of another company) subject to, and the exercise price, purchase price or option price of, any outstanding Company Options; provided, however, that any fractional shares resulting from the adjustment shall be eliminated. Such other equitable substitutions or adjustments shall be made as may be determined by the Board, in its sole discretion.

b. Without limiting the generality of the foregoing, in connection with a Change in Capitalization, the Board may provide, in its sole discretion for the cancellation of any outstanding Company Option and corresponding changes in the Plan (or cancellation thereof) in exchange for payment in cash or other property, including securities of another company that is an affiliate of the Company or otherwise, having an aggregate fair market value equal to the fair market value of the Class A Preferred Shares of the Company, cash or other property covered by such Company Option, reduced by the aggregate exercise price or option price thereof, if any; provided, however, that if the exercise price or option price of any outstanding Company Option is equal to or greater than the fair market value of the Class A Preferred Shares of the Company, cash or other property covered by such Company Option, the Board may cancel such Company Option without the payment of any consideration to you.

CONFIDENTIAL

c. “Change in Capitalization” means: any (i) merger, consolidation, reclassification, recapitalization, redomiciliation, spin-off, spin-out, repurchase or other reorganization or corporate transaction or event; (ii) special or extraordinary dividend or other extraordinary distribution (whether in the form of cash, Class A Preferred Shares of the Company or other property), stock split, reverse stock split, subdivision or consolidation; (iii) combination or exchange of shares; or (iv) other change in corporate structure, which, in any such case, the Board determines, in its sole discretion, affects the Class A Preferred Shares of the Company such that an adjustment pursuant to this Section I is appropriate

d. The determinations made by the Board, as applicable, pursuant to this Section 1 shall be final, binding and conclusive.

2.

Amendments. The Board may amend, alter or terminate the Plan or any outstanding Company Options; provided, that subject to Section I of this Notice, no amendment, alteration, or termination may materially and adversely affect your rights under any outstanding Company Option you hold without your written consent.

If you have any questions please contact Juliana de Lira Inaba Scarpellini at [•].

Please acknowledge receipt of this Notice and that your Company Options will be subject to the provisions set forth in this Notice.

Agreed and Acknowledged:

Name:

Date: ______________

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